Exhibit 19.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT PURSUANT TO RULE 601 OF REGULATION S-K. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”
Insider Trading Policy
Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of ON Semiconductor Corporation (the “Company” and, together with its subsidiaries, “onsemi”). This Policy also addresses the handling of confidential information about onsemi and other companies with which onsemi may have a business relationship.
The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws. In particular, these laws prohibit certain persons who are aware of material nonpublic information about a company from: (1) engaging in transactions in the securities of that company; or (2) providing material nonpublic information to other persons who may trade on the basis of that information.
Persons Subject to the Policy
This Policy applies to all officers and employees of onsemi and all members of the Board. onsemi may also determine that certain additional persons should be subject to this Policy, such as contractors or consultants, based on the scope of their work and their level of access to information.
This Policy also applies to family members, other members of a covered person’s household as well as entities controlled by a person covered by this Policy (together, “Affiliates”), as discussed below under “Transactions by Family Members and Controlled Entities.”
This Policy does not apply to transactions by or on behalf of the Company or any other onsemi entity.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants. This Policy also applies to certain derivative securities that are issued by a third party rather than the Company, such as exchange-traded put or call options or swaps relating to the Company Securities.
Transactions subject to this Policy include purchases, sales and other transfers of Company Securities. Certain transactions involving bona fide gifts or Company Securities purchased or received as equity awards under onsemi equity compensation plans may be subject to the Policy, as described under “Special Rules for Certain Transactions.” This Policy may also apply to transactions in another company’s securities, as discussed under “Statement of Policy.”

Insider Trading Policy
As amended and restated on November 16, 2023

This Policy does not apply to transactions in mutual funds, exchange-traded funds or similar diversified investment vehicles that may invest in Company Securities (such as a mutual fund that tracks the S&P 500) as determined by a third party not controlled by, influenced by or related to the covered person.
Individual Responsibility
Each person subject to this Policy has ethical and legal obligations to maintain the confidentiality of information about onsemi and to not engage in transactions in Company Securities while in possession of material nonpublic information (defined below). Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they comply with this Policy, and that his, her or their Affiliates also comply with this Policy.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information and the decision to trade rests with that individual. Any action by onsemi, the Company, the Chief Compliance Officer (“CCO”), his, her or their designees or any other employee or service provider of onsemi does not in any way constitute legal advice, shift responsibility from the individual or insulate the individual from potential liability under applicable securities laws. An individual who engages in conduct prohibited by this Policy or applicable securities laws could be subject to severe legal penalties as well as disciplinary action by onsemi, as described below in more detail under the heading “Consequences of Violations.”
Administration of the Policy
The Chief Legal Officer of onsemi serves as the CCO for the purposes of this Policy and has designated certain members of the Law Department to assist in administering the Policy as noted on Appendix 4 (“Designees”). For questions about this Policy or a proposed purchase or sale of Company Securities, please email [***]or contact the CCO or Designees by any of the methods listed on Appendix 4. All determinations and interpretations by the CCO are final and not subject to further review.
Statement of Policy
It is the policy of onsemi that:
(1)No person subject to this Policy who is aware of material nonpublic information relating to onsemi may, directly or indirectly through his, her or their Affiliates:
(a)Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Special Rules for Certain Transactions” and “Rule 10b5-1 Plans”;
(b)Recommend that others engage in transactions in any Company Securities (also known as “tipping”);
(c)Disclose material nonpublic information to (i) persons within onsemi whose jobs do not require them to have that information or (ii) persons outside of onsemi, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless, in each case, such disclosure is made in accordance with any written onsemi

Insider Trading Policy
As amended and restated on November 16, 2023

policies regarding the protection or authorized disclosure of confidential or proprietary information; or
(d)Assist anyone engaged in the above activities.
(2)No person subject to this Policy who, in the course of their employment or service relationship with onsemi, learns of material nonpublic information about a company (a) with which onsemi does business, such as onsemi’s distributors, vendors, customers and suppliers, or (b) that is involved in a potential transaction or business relationship with onsemi, may engage in transactions in that company’s securities until the information becomes public or is no longer material.
(3)Persons subject to this Policy may be subject to additional restrictions on, or required to follow additional procedures before, trading in Company Securities (such as trading blackout periods and preclearance requirements), as detailed under “Additional Requirements and Procedures Applicable to Insiders.”
There are no exceptions to this Policy except those specifically provided in this Policy. Small transactions (whether in value or in number of shares) and transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve onsemi’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
As used in this Policy, “material nonpublic information” (sometimes referred to as “insider information”) means information that (1) is not generally known to the public and (2) if publicly known, would be likely to affect either the market price of a company’s securities or a person’s decision to buy, sell or hold that company’s securities. The meanings of “material” and “nonpublic” are explained in greater detail below.
What Information is Material? Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.
While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are listed below. Note that this list is not intended to be all-inclusive; it is only intended to be used as a guide.
•Material Corporate Events, such as:
oa change in senior management;
oa pending or proposed merger, acquisition or tender offer;
oa pending or proposed acquisition or disposition of a significant asset;
oa pending or proposed joint venture;

Insider Trading Policy
As amended and restated on November 16, 2023

oa restructuring of onsemi;
oplans to enter a new line of business;
odevelopment of a significant new product, process or service;
oa significant change in onsemi’s pricing or cost structure;
omajor marketing changes (such as a new marketing strategy);
opending or threatened significant litigation or the resolution of such litigation;
opending or threatened significant governmental investigations or regulatory actions or the resolution of such actions;
oa significant cybersecurity incident, such as a data breach, or any other significant disruption in onsemi’s operations or a loss, potential loss, breach or unauthorized access of onsemi’s property or assets, whether at our facilities or through our information technology infrastructure; or
othe imposition of a ban on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

•Financial Condition and Reporting, such as:
oprojections of future earnings or losses, or other earnings guidance;
ochanges to previously-announced earnings guidance or a decision to suspend earnings guidance;
orestatements of, or adjustments to, previously-reported earnings;
opurchases, sales or revaluations of assets;
ochanges in dividend policy, the declaration of a stock split or an offering of additional securities;
obank borrowings or other financing transactions out of the ordinary course;
othe establishment of a repurchase program for Company Securities;
osolvency issues such as litigation, final judgments or loan defaults;
olosses of major clients or contracts; or
oa change in auditors or notification that the auditor’s reports may no longer be relied upon.

When is Information Public? Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to show that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed in a press release through the newswire services, broadcast on widely-available television programs, published in a widely-available newspaper, magazine or news website, disclosed in documents filed with the SEC, or posted on onsemi’s public website (onsemi.com). By contrast, information would likely not be considered widely disseminated if it is available only to onsemi employees, whether shared orally, by internal email or Teams chat or in a posting on the onsemi internal sharepoint site ([***]), or if it is only made available to a select group of analysts, brokers and institutional investors.
Once information has been widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. Generally, information should not be considered fully absorbed by the marketplace until the beginning of the second trading day after the day on which the information is released. If, for example, onsemi were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday.

Insider Trading Policy
As amended and restated on November 16, 2023

Depending on the particular circumstances, onsemi may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions by Family Members and Controlled Entities
This Policy applies to any family members who reside with a person covered by this Policy (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the same household, and any family members who do not live in the covered person’s household but whose transactions in Company Securities are directed by the covered person or are subject to the covered person’s influence or control, such as parents or children who consult with the covered person before they trade in Company Securities (collectively referred to as “Family Members”). However, this Policy does not apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the covered person or his, her or their Family Members.
This Policy also applies to any entities that the covered person or his, her or their Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities” and, together with Family Members, “Affiliates”).
Transactions by a covered person’s Affiliates should be treated for the purposes of this Policy and applicable securities laws as if they were for the covered person’s own account. Because a covered person is responsible for the transactions of Affiliates, you should make them aware of the need to confer with you before they trade in Company Securities.
Special Rules for Certain Transactions
Gifts. Bona fide gifts are generally exempt from this Policy. However, if the covered person making the gift has reason to believe that the recipient intends to sell the Company Securities while the donor is aware of material nonpublic information, then the donor should refrain from making the gift until he, she or they are no longer in possession of material nonpublic information. Further, if the donor is subject to a Restricted Period (as described under “Additional Requirements and Procedures”) at the time of the gift, the donor should either delay the gift until the Restricted Period ends or request that the recipient not sell the Company Securities until that time.
Equity Compensation Awards. This Policy does not apply to the grant, vesting or settlement of any equity compensation awards granted to a covered person under our Amended & Restated Stock Incentive Plan (such as restricted stock, RSUs or PBRSUs) or the automatic withholding of shares of stock to satisfy tax withholding requirements upon the vesting of any award. The Policy does apply, however, to any market sale of vested shares (which, for Insiders, must be done during a Window Period and, for those Insiders in the Preclearance Group, must also be precleared with the CCO or a Designee).
Employee Stock Purchase Plan. If a covered person elects to participate in our Amended & Restated Employee Stock Purchase Plan (“ESPP”), this Policy does not apply to the automatic quarterly purchases of Company Securities under the ESPP that are made from his, her or their payroll contributions. This Policy does apply, however, to a covered person’s initial election to participate in the ESPP or any increase or decrease in contributions for a given enrollment

Insider Trading Policy
As amended and restated on November 16, 2023

period (which, for Insiders, may only be done during a Window Period). This Policy also applies to any market sales of Company Securities purchased under the ESPP (which, for Insiders, must be done during a Window Period and, for those Insiders in the Preclearance Group, must also be precleared with the CCO or a Designee).
Additional Requirements and Procedures Applicable to Insiders
onsemi has established additional requirements and procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of impropriety. These additional procedures are applicable only to those individuals described below.
Certain Persons May Only Trade During Open Quarterly Window Periods (“Insiders”). In addition to the requirements above, persons designated as “Insiders” (listed on Appendix 1) may only trade in the Company Securities during the “Window Period” beginning on the second trading day following the public release of onsemi’s quarterly earnings and ending at the end of the 14th day prior to the end of the next fiscal quarter. In other words, Insiders may not trade in Company Securities during the “Restricted Period” beginning on the 13th day prior to the end of a fiscal quarter and ending at the end of the first full trading day after the public release of onsemi’s quarterly earnings.
The opening of the Window Period will be announced by an email from the CCO or a Designee; Insiders should not trade (or submit a preclearance request, if required under the next section) until he, she or they receive that email.
Please be advised that a Window Period is a mechanism designed to promote compliance with this Policy and does not create a legal right to trade in the Company Securities. Accordingly, even during Window Periods, an Insider may not trade if he, she or they are in possession of material nonpublic information.
Certain Insiders Must Obtain Pre-Clearance Prior to Trading (the “Preclearance Group”). In addition to being limited to trading during quarterly Window Periods, certain Insiders (members of the “Preclearance Group,” listed on Appendix 1), may not trade in Company Securities until they preclear the transaction with the CCO or Designee.
A request for preclearance should be submitted at least one business day prior to the proposed transaction, either by emailing an executed copy of the Preclearance Application for Trading (attached as Appendix 2) to [***] or by completing and submitting the form online (available here). Before making a request for preclearance, the requestor should carefully consider whether he, she or they may be aware of any material nonpublic information about onsemi and, if so, should describe fully those circumstances to the CCO or Designee.
Upon receipt of the preclearance request, the CCO or Designee, in his, her, or their discretion but in accordance with the requirements of this Policy, will approve the proposed transaction, which must be effected within four trading days following the date on which the preclearance request was submitted (or prior to the closing of the Window Period, if earlier). If the requestor does not effect the precleared transaction during the four-day period but still wishes to trade, then he, she or they must submit a new preclearance request.

Insider Trading Policy
As amended and restated on November 16, 2023

Notwithstanding the foregoing, the CCO is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he, she or they should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
Note that bona fide gifts and changes to ESPP participation (initial election or increasing or decreasing level participation, each of which may only be done during a Window Period) do not need to be precleared with the CCO or a Designee. However, any market sales of vested shares received as equity compensation awards or purchased under the ESPP are subject to this preclearance requirement.
We encourage, but do not require, members of the Preclearance Group who are subject to Section 16 of the Exchange Act (“Section 16 Insiders”) to trade using a Rule 10b5-1 Plan (see “Rule 10b5-1 Plans” below for more information).
Chief Compliance Officer May Impose Event-Specific Restricted Periods on Any Person Covered by this Policy. From time to time, an event may occur that is material to onsemi and is known by only a few members of the Board or officers or employees of onsemi. While the event remains material and nonpublic, the persons designated by the CCO may not engage in transactions in Company Securities. In addition, onsemi’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CCO, certain designated persons should refrain from engaging in transactions in Company Securities even sooner than the quarterly Restricted Period described above.
Further, the CCO has authority to impose global trading restriction periods when trading is prohibited by all persons subject to this Policy and their Affiliates due to material pending events or other circumstances that have not yet been made public. In that situation, the CCO may notify covered persons that they and their Affiliates should not trade in the Company Securities without disclosing the reason for the restriction. The CCO or the Designee will separately notify the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the imposition of the trading restriction at or before the time the trading restriction is imposed. If such notice is given, each person so notified should refrain from trading in Company Securities and until the notice is withdrawn (except as otherwise permitted pursuant to this Policy).
The existence of an event-specific Restricted Period or the extension of a quarterly Restricted Period may not be announced to the Company as a whole and should not be communicated to any other person. Even if the CCO has not designated you as a person who should not engage in transactions in Company Securities due to an event-specific Restricted Period, you should not trade while aware of material nonpublic information.
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible for this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions as specified in the Rule (a “Rule 10b5-1 Plan”). A properly adopted and administered Rule 10b5-1 Plan should permit an Insider to trade in Company Securities on a systematic basis (rather than only during a Window

Insider Trading Policy
As amended and restated on November 16, 2023

Period) even if he, she or they are aware of material nonpublic information at the time that the actual transactions take place.
To comply with the Policy, a Rule 10b5-1 Plan must be approved by the CCO or a Designee and meet the requirements of Rule 10b5-1 and onsemi’s “Guidelines for Rule 10b5-1 Plans” (the “Guidelines,” which are attached as Appendix 3). Any modifications or terminations of a Rule 10b5-1 Plan must be approved by the CCO or a Designee but otherwise, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Preclearance of a Rule 10b5-1 Plan does not constitute legal advice or a determination by the Company that the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1 or is otherwise a valid Rule 10b5-1 Plan. Covered persons who are interested in entering into a Rule 10b5-1 Plan are urged to consult with their own personal legal and financial advisors to confirm their compliance with Rule 10b5-1 as well as to fully understand the ramifications of adopting and implementing a Rule 10b5-1 Plan. For more information, please see the Guidelines.
Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of employment or the service relationship. If a covered person is in possession of material nonpublic information when his, her or their employment or service relationship terminates, that individual and his, her or their Affiliates may not engage in transactions in Company Securities until that information has become public or is no longer material or until otherwise notified by the CCO or a Designee. In addition, for any covered person whose employment or service relationship terminates during a Restricted Period to which he, she or they are subject (whether quarterly or event specific), such person and his, her or their Affiliates may not trade until that Restricted Period has ended.
Prohibited Transactions
onsemi has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Insiders and their Affiliates may not engage in, and onsemi discourages all other covered persons and their Affiliates from engaging in, any of these transactions.
Specifically, Insiders are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities or that otherwise have economic consequences comparable to the same. Insiders are also prohibited from any pledging or margin transactions with respect to our stock, including, but not limited to, holding our securities in a margin account or otherwise pledging such securities as collateral for a loan.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their

Insider Trading Policy
As amended and restated on November 16, 2023

efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, regardless of whether the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance by emailing [***] or by contacting the CCO or Designees by any of the methods listed on Appendix 4.
Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.
Appendices:
Appendix 1 – Insiders List and Preclearance Group List
Appendix 2 – Preclearance Application for Trading
Appendix 3 – Guidelines for Rule 10b5-1 Plans
Appendix 4 – Chief Compliance Officer Contact Information

Insider Trading Policy
As amended and restated on November 16, 2023

Appendix 1

INSIDERS LIST AND PRECLEARANCE GROUP LIST
All capitalized terms used but not defined in this Appendix 1 have the meanings provided in the Insider Trading Policy (the “Policy”). The list of Insiders (Section A) and the Preclearance Group (Section B) may be modified from time to time by the CEO, CFO or CCO.

A.Insiders. onsemi Insiders include the following three categories of persons and their respective Affiliates:

1.Board of Directors of ON Semiconductor Corporation (the “Company”) – All members
2.All officers of the Company or of Semiconductor Components Industries, LLC (“SCI LLC”) who hold at least one of the following titles:
a.President,
b.Chief Executive Officer,
c.Chief Financial Officer,
d.Chief Information Security Officer,
e.Chief Accounting Officer
f.Chief Legal Officer,
g.Any Executive Vice President,
h.Any Senior Vice President,
i.Any Vice President,
j.Treasurer,
k.Secretary, and
l.Assistant Secretary.

3.Other onsemi Insiders
Other onsemi employees who have regular access to financial or other material information about onsemi prior to its public disclosure are also considered onsemi Insiders. These include the following:
a.All employees who directly report to any of the following officers of the Company or of SCI LLC:
(i)President;
(ii)Chief Executive Officer;
(iii)Chief Financial Officer;
(iv)Chief Accounting Officer;
(v)Chief Legal Officer;
(vi)Treasurer;
(vii)any Executive Vice President;
(viii)any Senior Vice President; or
(ix)any Vice President or above of SCI LLC who works within a business unit.
b.Each employee in the onsemi Finance Department or Law Department, unless otherwise determined by the CEO, CFO or CCO;
c.onsemi employees who regularly receive or help prepare: Company Board of Directors and/or Board Committee materials and reports, or onsemi “KPI” reports and similar corporate-level management reports and their successors; and
d.Any other person or persons designated as an onsemi Insider by the CEO, CFO or CCO.
2.Preclearance Group. The “Preclearance Group” is a subset of Insiders, consisting of the following:
1.Any member of the Board;
2.Any Insider who is designated as a Vice President or above;

Insider Trading Policy
As amended and restated on November 16, 2023
Appendix 1-1

Appendix 1

3.Any onsemi employee who holds, or who directly reports to a person who holds, the title of Treasurer, Corporate Controller, or Director or above of Investor Relations;
4.Any onsemi employee who holds, or who directly reports to a person who holds, the title of, or is designated as, Vice President or above of Corporate Marketing Communications;
5.Any other onsemi Insider so designated by the CEO, CFO or CCO; and
6.Any Affiliate of any of the above.

Insider Trading Policy
As amended and restated on November 16, 2023
Appendix 1-2

Appendix 2

PRECLEARANCE APPLICATION FOR TRADING
As detailed in our Insider Trading Policy, each member of the Preclearance Group who wants to buy or sell securities of ON Semiconductor Corporation (the “Company” and, together with its subsidiaries, “onsemi”) must first preclear the proposed transaction with the onsemi Law Department. If you are a member of the Preclearance Group and need to obtain approval for a proposed trade, you may either (1) submit an online preclearance application (if available here) or (2) email a complete, executed copy of this form to [***]. In either case, you will receive a response no later than the next trading day.

All onsemi Insiders, including all members of the Preclearance Group, are prohibited from buying or selling Company securities except during trading “Window Periods.” Each Window Period begins on the 2nd trading day after the day on which onsemi publicly releases its annual or quarterly earnings for the previous fiscal period and ends on the 14th day prior to the end of the current fiscal quarter. Even during a Window Period, you may not trade if you have been notified that you are subject to an event-specific trading blackout or are aware of material nonpublic information (as defined in the Insider Trading Policy and in the Certification below).

If you have questions about this form or your proposed trade, please email [***].
DO NOT EXECUTE YOUR PROPOSED TRADE UNLESS AND UNTIL YOU HAVE RECEIVED WRITTEN NOTICE FROM THE LAW DEPARTMENT THAT THIS REQUEST IS APPROVED.
Name:
Title:
Commerce ID (CID – see badge):
Are you a Section 16 Insider (subject to Rule 144)? YES/NO
If YES, provide dates of any transactions in Company stock during the last 6 months (other than ESPP purchases or the grant or vesting of equity awards):
______________________________________________________________________________________________
Proposed Trading Dates (maximum period of 4 trading days after the date on which you submit this request):
Type of Trade (Purchase/Sale):
Type of Security to be Traded: (Grant#/ESPP/RSU/RSA/PBRSU/Other Common Stock)

Number of Shares to be Traded (in total and, if applicable, for each type):

Proposed trade with [***]? YES/NO
If NO, provide contact information for your broker (contact name, firm, email, and phone number):
______________________________________________________________________________________________
Other Information on Proposed Trade (if necessary):

Insider Trading Policy
As amended and restated on November 16, 2023
Appendix 2-1

Appendix 2

CERTIFICATION

I,                         , hereby certify that I am not in possession of any material nonpublic information (as described in the next sentence) concerning onsemi. I understand that “material nonpublic information” is information concerning onsemi that (A) is not generally known to the public and (B) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell, or hold Company securities. I understand that if I trade while possessing such information, I may be subject to (1) severe civil or criminal penalties and (2) discipline by onsemi up to and including termination for cause.

Signature	Date

REVIEW AND DECISION
The undersigned Chief Compliance Officer or Designee hereby certifies that he, she or they have reviewed the foregoing application and ______ APPROVES the proposed trade, which must be effected no later than _____________________________; or ______ PROHIBITS the proposed trade(s).

Chief Compliance Officer or Designee	Date

Insider Trading Policy
As amended and restated on November 16, 2023
Appendix 2-2

Appendix 3

GUIDELINES FOR RULE 10B5-1 PLANS
Overview
These Guidelines for Rule 10b5-1 Plans (the “Guidelines”) apply to any Rule 10b5-1 trading plan covering securities of ON Semiconductor Corporation (the “Company” and, together with its subsidiaries, “onsemi”) proposed to be adopted by any person who is subject to the onsemi Insider Trading Policy (the “Policy”). All such Plans adopted, amended or modified by a person covered by the Policy must comply with the Policy, these Guidelines, and Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Capitalized terms used but not defined in these Guidelines have the meanings provided in the Policy.
Rule 10b5-1
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible for this defense, a person subject to the Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities that meets certain conditions as specified below. A properly adopted and administered Rule 10b5-1 Plan should allow a covered person to trade in Company Securities on a systematic basis (and for Insiders, outside the Window Periods) even if he, she or they are aware of material nonpublic information at the time that the actual transactions take place.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once a Rule 10b5-1 Plan is adopted, the person who adopted the plan must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either (i) specify the amount, pricing and timing of transactions in advance or (ii) delegate discretion on these matters to an independent third party.
A Rule 10b5-1 Plan is a contract between you and your broker; the Company is not a party to that contract. However, before your broker accepts and fully executes your Rule 10b5-1 Plan, your broker will require the Company to review and approve your Rule 10b5-1 Plan to (i) ensure it satisfies the Company’s requirements (including these Guidelines) and (ii) make certain written representations. To receive Company approval, your Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and the applicable “Plan Requirements” detailed below. Any modifications or terminations of a Rule 10b5-1 Plan must also be approved by the CCO or a Designee. Once the plan is approved by the CCO or a Designee, no further pre-approval of transactions conducted under the Rule 10b5-1 Plan will be required.
If you are an Insider, you must submit your finalized Rule 10b5-1 Plan (including your signature) to the CCO or Designee for review, approval and execution on behalf of the Company at least five business days before the end of the Window Period to ensure it will be processed before the Restricted Period begins.
Plan Requirements. The following requirements apply to Rule 10b5-1 Plans:
•Insiders may not enter into, modify or terminate a Rule 10b5-1 Plan during a Restricted Period, an event-specific Restricted Period or otherwise while in possession of material nonpublic information.
•Rules Specific to Section 16 Insiders:
Insider Trading Policy
As amended and restated on November 16, 2023
Appendix 3-1

Appendix 3

oNo transaction may take place under a Rule 10b5-1 Plan until the later of (i) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (ii) two business days following the disclosure of onsemi’s financial results in the Form 10-Q or Form 10-K covering the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.
oYour plan must include representations that, at the time of adoption or modification of a Rule 10b5-1 Plan, (i) you are not aware of material nonpublic information about onsemi or Company Securities and (ii) you are adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
oYour plan must provide that the broker will provide notice of any trades under the plan to you and onsemi with sufficient time to allow for you to make timely filings under the Exchange Act (i.e., no later than the close of business on the day of the trade).
Approval or adoption of a Rule 10b5-1 Plan does not impact your obligations under Section 16 of the Exchange Act, including disclosure obligations and potential liability for short-swing trading. onsemi will assist you in making your Section 16 filings, but the obligation to comply with the securities laws (including Section 16 and Rule 10b5-1) is yours.
oYou and the Company must make certain disclosures in SEC filings concerning any Rule 10b5-1 Plans that you adopt. As such, you must agree to provide any information requested by onsemi regarding your Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that onsemi deems to be appropriate under the circumstances.
•For persons other than Section 16 Insiders, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.
•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan that is designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period.
•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Your Rule 10b5-1 Plan must provide for suspension of trading (i) at the discretion of onsemi or (ii) if legal, regulatory or contractual restrictions are imposed on you, or other events occur, that would prohibit sales under that plan.
•Trading in Company Securities outside of your Rule 10b5-1 Plan could, in certain circumstances, jeopardize the validity of your Rule10b5-1 Plan. Therefore, if you adopt a Rule 10b5-1 Plan, you and your Affiliates are discouraged from trading in Company Securities outside of the Rule 10b5-1 Plan while it is in effect.
Covered persons who are interested in entering into a Rule 10b5-1 Plan are urged to consult with their own personal legal and financial advisors to confirm their compliance with Rule 10b5-1 as well as to fully understand the ramifications of adopting and implementing a Rule 10b5-1 Plan.
Insider Trading Policy
As amended and restated on November 16, 2023
Appendix 3-2

Appendix 4

CHIEF COMPLIANCE OFFICER CONTACT INFORMATION
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Insider Trading Policy
As amended and restated on November 16, 2023
Appendix 4-1